                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12


                       Loral Space & Communications Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

    ----------------------------------------------------------------------------

                                            1997

    ----------------------------------------------------------------------------
                                             NOTICE OF
                                             ANNUAL MEETING
                                             AND
                                             PROXY STATEMENT

                                             [LORAL SPACE & COMMUNICATIONS LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 30, 1997
                            ------------------------

     The Annual Meeting of Shareholders of Loral Space & Communications Ltd. will be held in the Third Floor Auditorium, Chase Corporation, 270 Park Avenue, New York, New York, at 2:00 o'clock P.M., on Wednesday, April 30, 1997 for the purpose of:

     1. Electing to the Board three Class I Directors whose terms have expired;

     2. Acting upon a proposal to approve an amendment to the Company' bye-laws to authorize the creation and issuance of up to 20,000,000 shares of 6% Series C Convertible Redeemable Preferred Stock;

     3. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997; and

     4. Transacting any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 1997 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     All shareholders are cordially invited to attend. Those who do not expect to be present are requested to date, sign and mail the enclosed proxy as promptly as possible in the enclosed postage paid envelope.

                                          By Order of the Board of Directors

                                          /s/ BERNARD L. SCHWARTZ

                                          BERNARD L. SCHWARTZ
                                          Chairman of the Board of Directors


April 7, 1997

                                PROXY STATEMENT

                       LORAL SPACE & COMMUNICATIONS LTD.

                                600 THIRD AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 30, 1997
                            ------------------------

                               PROXY SOLICITATION


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Loral Space & Communications Ltd. (the "Company" or "Loral"). Any shareholder may revoke a previously granted proxy at any time before it is voted by written notice to the Secretary, by a duly executed proxy bearing a later date, or by voting in person at the meeting. The cost of soliciting proxies will be borne by the Company. The Company will enlist the assistance of and reimburse banks, brokers and other nominees for their costs in transmitting proxies and proxy authorizations to beneficial owners whose stock is registered in the name of such nominees. The Company has also retained W. F. Doring & Co., Inc. to assist it in the solicitation of proxies and will pay a fee, not to exceed $7,500, for such services. Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. The Inspector of Election will not be an employee of the Company. This Proxy Statement and the enclosed proxy will be first mailed to shareholders on or about April 7, 1997.


                            OUTSTANDING VOTING STOCK

     Only shareholders at the close of business on the March 17, 1997 record date are entitled to notice of and to vote at the Annual Meeting. There were 191,092,308 shares of common stock, par value $.01 per share ("Common Stock"), and 45,896,977 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Company outstanding on that date. The holders of the Series A Preferred Stock vote together with the holders of the Common Stock, and each share of Common Stock and Series A Preferred Stock is entitled to one vote on each matter, except that the holders of Series A Preferred Stock will not vote for the election of directors. Pursuant to Bermuda law and the Company's Bye-Laws, the Company's Chairman will request a poll at the Annual Meeting so that each shareholder present in person or by proxy will have one vote for each share held. Proposals 1, 2, and 3 require for approval the vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker "non-votes" will be counted in determining the number of shares present but will not be voted for election of directors or on other proposals. Because abstentions and broker "non-votes" are not treated as shares voted, they would have no impact on proposals 1 through 3.

     As of February 28, 1997, the only officer or Director owning 1% or more of the Company's Common Stock was Bernard L. Schwartz, Chairman of the Board of Directors and Chief Executive Officer of Loral, who owned beneficially 4,648,120 shares constituting approximately 2.4% of the Company's outstanding Common Stock. All Directors, nominees and current executive officers as a group (20 persons) owned beneficially 6,042,871 shares constituting approximately 3.1% of outstanding Common Stock.

     Based upon filings made with the Company, the only reported 5% shareholder as of the record date is The Capital Group Companies, Inc. ("Capital Group") on behalf of advisory accounts and/or investment companies. Capital Group reported ownership of 10,916,440 (5.7%) shares of the Company's Common Stock. Capital Group represented that the shares were acquired for investment purposes in the ordinary course of business and not with the purpose or effect of changing or influencing control.

                             ELECTION OF DIRECTORS

     The Company has three classes of Directors serving staggered three-year terms. Class I and Class II each consists of three Directors and Class III consists of four Directors. The terms of the Class II and Class III Directors expire on the date of the Annual Meeting in 1998 and 1999, respectively. Of the Directors named below, the terms of office of Messrs. Gittis, Kekst and Simon expire at the 1997 Annual Meeting.

     The three persons named above have been nominated by the Board of Directors for election as Directors to serve for a period of three years and until their respective successors are duly elected and shall qualify. Unless authority to vote for management's nominees is withheld, the enclosed proxy will be voted for the election of the persons named above, except that the persons designated as proxies reserve full discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve. The nominees have acted as Directors of the Company since the Company was organized in January 1996.

     The Company has a standing Audit Committee, Compensation and Stock Option Committee (the "Compensation Committee") and Executive Committee. The Audit Committee, which met once during 1996, is comprised of five members: Messrs. Hodes, Ruderman, Shapiro, Simon and Stanton. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services performed for the Company by, and the fees paid to, the independent auditors. The Compensation Committee, which met eight times during 1996, was comprised during 1996 of three members: Messrs. Hodes, Kekst and Shapiro and will, during 1997, be comprised of Messrs. Shapiro, Simon (assuming his election as a Director) and Stanton. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters. The Compensation Committee is also responsible for the administration of the Company's 1996 Stock Option Plan (the "Stock Option Plan") and the Common Stock Purchase Plan for Directors. The Executive Committee, which met seven times during 1996, is comprised of Messrs. Schwartz, Hodes and Kekst. The Executive Committee, between meetings of the Board of Directors, exercises all powers and authority of the Board of Directors in the management of the business and affairs of the Company that may be lawfully delegated. The Board of Directors performs the function of a nominating committee.

     The Board of Directors held seven meetings during 1996. No Director attended fewer than 75% of the meetings of the Board of Directors and of its committees, except for Mr. Gittis who attended two meetings.

     DIRECTOR COMPENSATION. Directors are paid a fixed fee of $25,000 per year. Non-employee Directors are also paid $6,000 for personal attendance at each meeting. Audit Committee members are paid $2,000 per year and $1,000 per meeting. Compensation Committee members are paid $500 per year. During 1996, all annual fees were prorated for the nine months ended December 31, 1996. The Company provides certain life insurance and medical benefits to certain non-employee Directors. For 1996, the value of these benefits was $13,565 for Mr. Gittis, $15,515 for Mr. Hodes, $14,553 for Mr. Kekst, $14,223 for Mr. Ruderman, $18,488 for Mr. Shapiro and $14,170 for Mr. Yankelovich.


     The Company has purchased insurance from the Reliance Insurance Company insuring the Company against obligations it might incur as a result of its indemnification of its officers and Directors for certain liabilities they might incur and insuring such officers and Directors for additional liabilities against which they might not be indemnified by the Company. The insurance expires on April 23, 1998 and costs approximately $250,000. Pursuant to Bermuda law, the Company has entered into Indemnity Agreements with its Directors and executive officers. The Indemnity Agreements are intended to provide the full indemnity protection authorized by Bermuda law.

     The following table provides certain relevant information concerning the Directors and their principal occupations:

                                                                                       SERVED AS
                                                                                        DIRECTOR
                                                  PRINCIPAL OCCUPATION                CONTINUOUSLY
            NAME               AGE                  AND DIRECTORSHIPS                    SINCE
-----------------------------  ---     -------------------------------------------    ------------
Bernard L. Schwartz..........  71      Chairman of the Board of Directors and             1996
  (Class III)                          Chief Executive Officer
                                       Chairman of the Board of Directors and
                                         Chief Executive Officer of K&F
                                         Industries, Inc., Globalstar
                                         Telecommunications Limited and Space
                                         Systems/Loral, Inc.; Chief Executive
                                         Officer of Globalstar, L.P.; Vice
                                         Chairman and Director of Lockheed Martin
                                         Corporation
                                       Director of Reliance Group Holdings, Inc.
                                         and certain subsidiaries, First Data
                                         Corporation and Trustee of N.Y.
                                         University Medical Center
Howard Gittis................  63      Director, Vice Chairman and Chief                  1996
  (Class I)                              Administrative Officer of MacAndrews &
                                         Forbes Holdings Inc., Mafco Holdings Inc.
                                         and various affiliates
                                       Director of Andrews Group Incorporated,
                                         California Federal Bank, Consolidated
                                         Cigar Corporation, Consolidated Cigar
                                         Holdings Inc., First Nationwide Holdings
                                         Inc., First Nationwide (Parent) Holdings
                                         Inc., Jones Apparel Group, Inc., Mafco
                                         Consolidated Group Inc., Power Control
                                         Technologies Inc., Pneumo Abex
                                         Corporation, Revlon Consumer Products
                                         Corporation, Revlon, Inc., Revlon
                                         Worldwide Corporation and
                                         Rutherford-Moran Oil Corporation.

Robert B. Hodes..............  71      Counsel to Willkie Farr & Gallagher, law           1996
  (Class II)                           firm, New York, N.Y.
                                       Director of Aerointernational, Inc.,
                                         Argentina High Yield & Capital
                                         Appreciation Fund Ltd., W.R. Berkley
                                         Corporation, Beaver Dam Sanctuary, Inc.,
                                         The Cremer Foundation, Crystal Oil
                                         Company, Cross River Reservoir
                                         Association, Globalstar
                                         Telecommunications Limited, R.V.I.
                                         Guaranty, Ltd., LCH Investments N.V.,
                                         Mueller Industries, Inc., Restructured
                                         Capital Holdings, Ltd. and Space
                                         Systems/Loral, Inc.

Gershon Kekst................  62      President of Kekst and Company                     1996
  (Class I)                            Incorporated, corporate and financial
                                         communications consultants, New York,
                                         N.Y.

Charles Lazarus..............  73      Chairman of Toys "R" Us, Inc.                      1996
  (Class II)                           Director of Automatic Data Processing, Inc.

Malvin A. Ruderman...........  70      Professor of Physics, Columbia University,         1996
  (Class III)                            New York, N.Y.

                                                                                       SERVED AS
                                                                                        DIRECTOR
                                                  PRINCIPAL OCCUPATION                CONTINUOUSLY
            NAME               AGE                  AND DIRECTORSHIPS                    SINCE
-----------------------------  ---     -------------------------------------------    ------------

E. Donald Shapiro............  65      The Joseph Solomon Distinguished Professor         1996
  (Class III)                          of Law since 1983 and Dean/Professor of Law
                                         (1973-1983), New York Law School
                                       Director of Bank Leumi Trust Co., Eyecare
                                         Products PLC, Vasomedical, Inc., Kranzco
                                         Realty Trust, MacroChem Corporation and
                                         Premier Laser Systems

Arthur L. Simon..............  65      Independent Consultant                             1996
  (Class I)                            Partner, Coopers & Lybrand L.L.P.,
                                         Certified Public Accountants, from 1968
                                         to 1994

Thomas J. Stanton, Jr........  69      Chairman Emeritus of National Westminster          1996
  (Class III)                            Bancorp NJ
                                       Director of Reliance Group Holdings, Inc.
                                         and Reliance Insurance Co.

Daniel Yankelovich...........  72      Chairman of DYG, Inc., market, consumer and        1996
  (Class II)                             opinion research, New York, N.Y.
                                       Director Emeritus of U.S. West Inc.,
                                         Meredith Corporation and Arkla, Inc.

Allen M. Shinn...............  89      Vice Admiral U.S.N.(Ret.)                            --
  (Director Emeritus)                    Independent Consultant
                                         Director Emeritus of Pennzoil Company

              SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table presents the number of shares of Common Stock beneficially owned by the Directors and nominees, the named executive officers in the Summary Compensation Table ("NEOs") and all Directors, nominees and officers as a group on February 28, 1997. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                                  AMOUNT AND NATURE OF        PERCENT
                    NAME OF INDIVIDUAL                         BENEFICIAL OWNERSHIP(1)(2)     OF CLASS
-----------------------------------------------------------    --------------------------     --------
Bernard L. Schwartz........................................           4,648,120 (3)              2.4%
Michael P. DeBlasio........................................             267,522 (4)                *
Howard Gittis..............................................                   6,000                *
Robert B. Hodes............................................                  20,000                *
Gershon Kekst..............................................                  20,000                *
Charles Lazarus............................................                  10,000                *
Nicholas C. Moren..........................................             181,960 (5)                *
Malvin A. Ruderman.........................................                  32,000                *
E. Donald Shapiro..........................................                  27,000                *
Arthur L. Simon............................................                   7,000                *
Thomas J. Stanton, Jr......................................                  24,000                *
Michael B. Targoff.........................................             359,163 (6)                *
Daniel Yankelovich.........................................                  35,000                *
Eric J. Zahler.............................................             182,385 (7)                *
All Directors, Nominees and Executive Officers as a Group
  (20 persons).............................................           6,042,871 (8)              3.1%

---------------
 * Represents holdings of less than one percent.

 (1) Includes shares which, as of February 28, 1997, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth) and shares held for the benefit of officers as of February 28, 1997 in the Loral Savings Plan (the "Savings Plan").

 (2) Except as noted, all shares are owned directly with sole investment and voting power.

 (3) Includes 160,000 shares held by Mr. Schwartz' wife, 1,200,000 shares exercisable under the Stock Option Plan and 12,617 shares in the Savings Plan.

 (4) Includes 160,000 shares exercisable under the Stock Option Plan and 7,522 shares in the Savings Plan.

 (5) Includes 100,000 shares exercisable under the Stock Option Plan and 1,560 shares in the Savings Plan.

 (6) Includes 160,000 shares exercisable under the Stock Option Plan and 296 shares in the Savings Plan.

 (7) Includes 100,000 shares exercisable under the Stock Option Plan and 1,185 shares in the Savings Plan.

 (8) Includes 1,774,000 shares exercisable under the Stock Option Plan and 37,301 shares in the Savings Plan.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The goals of the Company's compensation program are to align compensation with business objectives and corporate performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company and thereby create value for shareholders. In order to attain these goals, the Company's compensation policies link compensation to corporate performance.

     The principal components of the Company's compensation program are annual cash compensation consisting of base salary and an annual incentive bonus, as well as long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive's role in the Company's achieving its business objectives and the Company's overall performance.

     It is the Compensation Committee's intention that, provided other compensation objectives are met, executive compensation be deductible for federal income tax purposes. For this reason, the Company's Stock Option Plan, which was adopted by the Company's Board of Directors and approved by the Company's then sole shareholder on March 13, 1996, has been designed to comply with the requirements for "performance-based compensation" under Internal Revenue Code Section 162(m). The Compensation Committee, however, does not have a policy precluding the payment of nondeductible compensation.

     The Compensation Committee believes that the Company's compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, will be an important factor in the Company's growth and success.

     ANNUAL COMPENSATION. The Company pays its Chairman and Chief Executive Officer ("CEO"), Bernard L. Schwartz, pursuant to a long-term employment contract. Mr. Schwartz's base salary is fixed by contract and increases over the years based on changes in the Consumer Price Index. Base salaries for the other NEOs have been set at competitive levels by the CEO in consultation with the Compensation Committee, giving due regard to individual performance and time in position.


     The Compensation Committee sets annual incentive compensation for Mr. Schwartz by assessing a number of factors, including his individual effort, performance and contribution toward achieving the Company's business plan and growth objectives. Incentive compensation for other corporate executives is set by the CEO, in consultation with the Compensation Committee, based on similar factors. Incentive compensation for corporate officers with line responsibility for division operations is generally tied to performance targets for the businesses under their authority. These performance targets are set as part of the Company's annual budgeting process. The Compensation Committee, at Mr. Schwartz's request, has not granted a cash bonus to Mr. Schwartz for 1996 to which he would otherwise have been entitled. Bonus compensation for 1996 for other corporate executives has been awarded in accordance with these factors.


     LONG-TERM INCENTIVE COMPENSATION. It has been the Compensation Committee's belief that shareholders' interests are best served by encouraging key employees to develop ownership interests in the Company. To that end, the Company primarily relies upon fair market value employee stock options granted in accordance with the provisions of the Stock Option Plan. During fiscal 1996, 6,411,500 options were granted to Company employees, of which 3,800,000 were granted to the NEOs. In addition, the Company, in its capacity as managing general partner of Globalstar, L.P. ("Globalstar"), from time to time grants options to purchase shares of common stock of Globalstar Telecommunications Limited ("GTL"), a general partner of Globalstar, which shares are owned by the Company. During fiscal 1996, options to purchase 152,000 shares of GTL common stock were granted to Company employees, of which 150,000 were granted to the NEOs.

     This report of the Compensation Committee and the Performance Graph immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated; and shall not otherwise be deemed filed under such Acts.
                                         MEMBERS OF THE COMPENSATION COMMITTEE
                                                 Robert B. Hodes
                                                  Gershon Kekst
                                                E. Donald Shapiro

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     None of the members of the Compensation Committee are present or former officers or employees of the Company or its subsidiaries. Mr. Hodes is counsel to the law firm of Willkie Farr & Gallagher and Mr. Kekst is the principal stockholder of Kekst and Company Incorporated. Both firms provided services to the Company during the year.

                            STOCK PERFORMANCE GRAPH


     The graph below compares the monthly change in cumulative total return of the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Index and the BZW Satin 30 -- The Satellite Technology Index, from January 8, 1996, through December 31, 1996, assuming an investment of $100 in the Company's Common Stock and each index. On January 7, 1996, Loral Corporation entered into a Merger Agreement with Lockheed Martin Corporation ("Lockheed Martin") pursuant to which Loral Corporation agreed to merge (the "Merger") with a subsidiary of Lockheed Martin and Loral Corporation stockholders would receive in the merger $38 in cash and one share of Common Stock of the Company (the "Distribution"). "When issued" trading in the Company's Common Stock commenced on April 15, 1996, and the Distribution and Merger were completed on April 23, 1996. The share price for the Company's Common Stock in the graph below for the period from January 8, 1996, the day after the announcement of the Merger, through April 15, 1996, the day on which "when issued" trading commenced, represents the value of a share of Common Stock of the Company inherent in the value of the common stock of Loral Corporation as represented by the share price of Loral Corporation common stock for such period less $38, the fixed portion of the merger consideration.


                     COMPARISON OF CUMULATIVE TOTAL RETURN

        MEASUREMENT PERIOD             LORAL SPACE &       PEER MKT WTD
      (FISCAL YEAR COVERED)           COMMUNICATIONS      RETURN EACH PD       S&P 500 INDEX
8-JAN-96                                   100                 100                 100
1-FEB-96                                   127                 117                 103
1-MAR-96                                   131                 111                 104
1-APR-96                                   169                 111                 106
31-MAY-96                                  248                 127                 109
30-JUN-96                                  212                 119                 109
31-JUL-96                                  215                  99                 105
31-AUG-96                                  215                 100                 107
30-SEP-96                                  242                  97                 113
31-OCT-96                                  244                  88                 116
30-NOV-96                                  283                  90                 124
31-DEC-96                                  283                  80                 122

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                COMPENSATION AWARDS
                                                                -------------------
                                       ANNUAL COMPENSATION          SECURITIES
                                      ---------------------         UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY(A)     BONUS        STOCK OPTIONS(B)       COMPENSATION(C)
---------------------------  ----     --------     --------     -------------------     ---------------
Bernard L. Schwartz          1996     $956,300     $  --             1,200,000             $ 236,853
Chairman of the Board of
Directors and Chief
Executive
Officer

Michael B. Targoff           1996     $650,000     $300,000            800,000             $   6,940
President and
Chief Operating Officer

Michael P. DeBlasio          1996     $500,000     $300,000            800,000             $   5,921
Senior Vice President
and Chief Financial Officer

Eric J. Zahler               1996     $275,000     $200,000            500,000             $   6,241
Vice President, Secretary
and General Counsel
Nicholas C. Moren            1996     $250,000     $200,000            500,000             $   7,832
Vice President and
Treasurer

---------------
(a) Amounts reflect the annual base salary for each individual, not the actual amounts earned during the period April 1, 1996 to December 31, 1996. Base compensation earned during the period April 1, 1996 to December 31, 1996 was $654,698, $445,192, $344,885, $189,712 and $172,385, for Messrs.
     Schwartz, Targoff, DeBlasio, Zahler and Moren, respectively.

(b) Does not reflect grants during 1996 of stock options to acquire 120,000, 10,000, 10,000, 5,000 and 5,000 shares of common stock owned by Loral of Globalstar Telecommunications Limited, granted by Loral to Messrs. Schwartz, Targoff, DeBlasio, Zahler and Moren, respectively. These options are exercisable at $25 per share, vest in one-third increments over three years and have a 10-year term.

(c) Includes prorated nine month annual Board of Directors fee and $154,093 as compensation for Company sponsored insurance program for Mr. Schwartz, company matching contributions to the Savings Plan attributable to the period April 1, 1996 to December 31, 1996 in the amounts of $689, $462, $2,574 and $2,880 for Messrs. Targoff, DeBlasio, Zahler and Moren, respectively, and the value of supplemental life insurance premiums attributable to the period April 1, 1996 to December 31, 1996 in the amount of $64,010, $6,251, $5,459, $3,667 and $4,952 for Messrs. Schwartz,
     Targoff, DeBlasio, Zahler and Moren, respectively.

                              OPTION GRANTS TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                NUMBER OF      % OF TOTAL                     MARKET
                                SECURITIES      OPTIONS        EXERCISE      PRICE ON                    GRANT
                                UNDERLYING     GRANTED TO       OR BASE       DATE OF                     DATE
                                 OPTIONS       EMPLOYEES         PRICE         GRANT      EXPIRATION    PRESENT
             NAME               GRANTED(A)   IN FISCAL YEAR   (PER SHARE)   (PER SHARE)      DATE       VALUE(B)
------------------------------  ----------   --------------   -----------   -----------   ----------   ----------
Bernard L. Schwartz...........   1,200,000        18.72%        $ 10.50       $ 10.50       4/12/06    $6,706,596
Michael B Targoff.............     800,000        12.48%        $ 10.50       $ 10.50       4/12/06    $4,471,064
Michael P. DeBlasio...........     800,000        12.48%        $ 10.50       $ 10.50       4/12/06    $4,471,064
Eric J. Zahler................     500,000         7.80%        $ 10.50       $ 10.50       4/12/06    $2,794,415
Nicholas C. Moren.............     500,000         7.80%        $ 10.50       $ 10.50       4/12/06    $2,794,415

---------------
(a) Except with respect to Mr. Schwartz, whose options are immediately exercisable, exercisability vests in twenty percent increments over a five-year period.

(b) The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 6.25%, stock price volatility of 25% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR-END OPTION VALUES

                          NUMBER OF                    SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                           SHARES                       UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                          ACQUIRED                          AT YEAR-END                       AT YEAR-END(A)
                             ON       REALIZED   ---------------------------------   ---------------------------------
          NAME            EXERCISE     VALUE      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
------------------------  ---------   --------   --------------   ----------------   --------------   ----------------
Bernard L. Schwartz.....   --          --           1,200,000          --              $9,450,000          --
Michael B. Targoff......   --          --             --                800,000           --             $6,300,000
Michael P. DeBlasio.....   --          --             --                800,000           --             $6,300,000
Eric J. Zahler..........   --          --             --                500,000           --             $3,937,500
Nicholas C. Moren.......   --          --             --                500,000           --             $3,937,500

---------------
(a) Market value of underlying securities at year-end, minus the exercise price.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     The Company has entered into an employment agreement with Mr. Schwartz, which expires on April 5, 2001. Pursuant to the agreement, Mr. Schwartz' annual base salary for fiscal 1996 was $956,300, to be increased annually by the percentage change in a specified consumer price index.

     Pursuant to the agreement, if Mr. Schwartz is removed as Chairman of the Board of Directors or as Chief Executive Officer other than for cause, or if his duties, authorities or responsibilities are diminished, or if there is a change of control (as defined to encompass the Company becoming a subsidiary of another company, the acquisition of 35% or more of the voting securities of the Company by a particular stockholder or group, or a change in 35% of the Company's directors at the insistence of the shareholder group), Mr. Schwartz may elect to terminate the agreement. In any such event, or upon his death or disability, Mr. Schwartz will be entitled to receive a lump sum payment discounted at 9% per annum, in an amount equal to his base salary as adjusted for defined consumer price index changes for the remainder of the term, an amount of incentive bonus equal to the highest received by Mr. Schwartz in any of the prior three years, times the number of years (including partial fiscal years) remaining during the term, and an amount calculated to approximate the annual compensation element reflected in the difference between fair market value and exercise price of stock options granted to Mr. Schwartz. All such sums are further increased to offset any tax due by Mr. Schwartz under the excise tax and related provisions of Section 4999 of the Internal Revenue Code.

     The Company has established Supplemental Life Insurance Programs for certain key employees including the executives listed in the Summary Compensation Table. For Messrs. Schwartz, Targoff, DeBlasio, Zahler and Moren, the Plans are funded with "split-dollar" or "universal" life insurance policies in the face amounts of $20,500,000, $1,450,000, $1,060,000, $500,000 and
$500,000, respectively. In the event of death, the Company will be entitled to receive an amount not less than the Company's cumulative contributions. If any of such officers terminates his employment prior to the time that the Company's contributions equal the cash value of the insurance policy, he will be responsible for repayment of the remainder of the Company's contribution to the extent cash becomes available in the policy. Such officers contribute to the payment for this program.

GTL OPTIONS

     On September 12, 1995, Loral Corporation granted to each of Mr. Schwartz and six other executives of Loral Corporation an option to purchase 20,000 shares of GTL common stock owned by Loral (the "1995 GTL Options"). The 1995 GTL Options were granted at an exercise price of $20 per share. The closing price of GTL common stock on the Nasdaq National Market on September 12, 1995 was $19 per share. The 1995 GTL Options were immediately exercisable as of the date of grant and have a maximum term of 12 years from the date of grant. In the event of the option holder's death, the 1995 GTL Options are exercisable by the option holder's estate or beneficiary for a period of one year from the date of death. The obligations of Loral Corporation under the 1995 GTL Options were assumed by the Company in connection with the Distribution.

     On December 12, 1995, Loral Corporation granted to each outside director of Loral Corporation an option to purchase 20,000 shares of GTL Common Stock owned by Loral Corporation at an exercise price of $33.375 per share and otherwise on terms substantially identical to that of the 1995 GTL Options described above. The closing price of GTL Common Stock on the Nasdaq National Market on December 12, 1995 was $33.50 per share. The obligations of Loral Corporation under these options were assumed by the Company in connection with the Distribution.

     On October 9, 1996, Loral granted Mr. Schwartz and five other executives of Loral options to purchase an aggregate of 152,000 shares of Common Stock of GTL owned by Loral (the "1996 GTL Options"). The 1996 GTL Options were granted at an exercise price of $25 per share. The closing price of the Common Stock on the Nasdaq National Market on October 9, 1996 was $50.375 per share. The 1996 GTL Options vest in one-third increments over three years and have a maximum term of 10 years from the date of grant. In the event of the option holder's death, the GTL Options are exercisable by the option holder's estate or beneficiary for a period of one year from the date of death.

PENSION PLAN

     The Company has adopted a defined benefit pension plan and trust (the "Pension Plan") that is qualified under Section 401(a) of the Code. The Pension Plan provides retirement benefits for eligible employees of the Company and the Company's operating affiliates, including executive officers. The benefit formula for executive officers for the period ending December 31, 1996 will generally provide an annual benefit equal to the greater of (A) or (B), where
(A) equals (i) 1.2% of compensation up to the Social Security Wage Base and 1.45% of compensation in excess of the Social Security Wage Base for each year of participation up to 15 years of employment, plus (ii) 1.5% of compensation up to the Social Security Wage Base and 1.75% of compensation in excess of the Social Security Wage Base for each year of participation in excess of 15 years of employment; and (B) equals (i) 1.2% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.45% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for each year of participation up to 15 years of employment, plus (ii) 1.5% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.75% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for each year of participation in excess of 15 years of employment. The benefit for periods subsequent to December 31, 1996 will be based on (A) above. Executive officers also participate in a supplemental executive retirement plan (the "SERP") which provides supplemental retirement benefits due to certain reductions in retirement benefits under the Pension Plan that are caused by various limitations imposed by the Code. Compensation used in determining benefits under the Pension Plan and SERP includes salary and bonus.

     The estimated annual benefit upon retirement under the Pension Plan and SERP is $3,166,000 for Mr. Schwartz, $498,000 for Mr. Targoff, $516,000 for Mr. DeBlasio, $224,000 for Mr. Zahler and $180,000 for Mr. Moren. This retirement benefit has been computed assuming that (i) employment with the Company will be continued until normal retirement, or January 1, 1997 for Mr. Schwartz, and (ii) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     As a result of the Merger and the Distribution, Lockheed Martin holds Series A Preferred Stock of Loral representing an approximate 17% fully-diluted equity interest in Loral. Loral and an affiliate of Lockheed Martin are parties to a Shareholders Agreement which, among other matters, regulates the voting rights of Lockheed Martin and its affiliates and limits their ability to acquire additional voting securities or assets of, or solicit proxies or make a public announcement of a proposal of any extraordinary transaction with respect to, Loral. The Shareholders Agreement also provides that under certain circumstances and subject to certain conditions, Lockheed Martin and its affiliates may require Loral to register under the Securities Act of 1933 any Loral securities held by them. Bernard L. Schwartz, Chairman and Chief Executive Officer of Loral, who has served on the Board of Directors of Lockheed Martin since April 1996, has announced his intention not to stand for reelection at Lockheed Martin's annual meeting of shareholders in April 1997.



     Globalstar has entered into an agreement with a subsidiary of Lockheed Martin for the development and delivery of two satellite operations control centers and 33 telemetry and command units for the Globalstar System. This contract is a cost-plus-fee contract with a maximum price of $25.1 million which includes a fee of 12% under the contract, 6% of which would be payable at the time the costs are incurred with the remainder payable upon achievement of certain milestones. Globalstar will own any intellectual property produced under the contract.


     Globalstar entered into an agreement with a subsidiary of Lockheed Martin for an S-Band Beam Forming Network Engineering Model. The contract is a firm fixed-price contract for approximately $463,000.

     Globalstar currently leases office space from Lockheed Martin at a cost of approximately $72,000 per month. This space is leased pursuant to an agreement that expires in August 2000 (with an option to extend for two additional five year periods).


     On December 15, 1995, Globalstar entered into the Globalstar Credit Agreement providing for a $250 million credit facility. Following the consummation of the Merger, Lockheed Martin guaranteed $206.3 million of Globalstar's obligation under the Globalstar Credit Agreement, and Space Systems/Loral, Inc. ("SS/L"), an affiliate of Loral, and certain other Globalstar strategic partners guaranteed $11.7 million and $32 million, respectively, of Globalstar's obligation. In addition, Loral has agreed to indemnify Lockheed Martin for liability in excess of $150 million under Lockheed Martin's guarantee of the Globalstar Credit Agreement.


     In connection with such guarantees and indemnity of the Globalstar Credit Agreement, GTL issued to Loral, Lockheed Martin, SS/L and the other strategic partners participating in such guarantee or indemnity, warrants (the "GTL Guarantee Warrants") to purchase 4,185,318 shares of GTL common stock. In connection with the issuance of GTL Guarantee Warrants, GTL received (i) warrants to acquire 4,185,318 ordinary partnership interests in Globalstar plus
(ii) additional warrants (the "Additional Warrants") to purchase an additional 1,131,168 ordinary partnership interests, on terms and conditions generally similar to those of the GTL Guarantee Warrants. In addition, Globalstar has also agreed to pay to Loral and the other guaranteeing partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the Globalstar Credit Agreement (the "Guarantee Fee"). Payment of the Guarantee Fee will be deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the Globalstar Credit Agreement. LQSS may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

     Globalstar and GTL have entered into an agreement pursuant to which GTL and Globalstar agreed that upon the exercise of any GTL Guarantee Warrant, GTL will purchase from Globalstar, and Globalstar will sell to GTL, a number of ordinary partnership interests equal to the number of shares of Common Stock issuable upon such exercise for a purchase price equal to the exercise price of the GTL Guarantee Warrant.

     The GTL Guarantee Warrants have an exercise price of $26.50 per share expiring on April 19, 2003 and originally were not exercisable until six months after the In-Service Date, subject to acceleration by

Globalstar's managing general partner in its sole discretion. The GTL Guarantee Warrants may not be transferred to third parties prior to such exercise date.



     GTL and the holders of the GTL Guarantee Warrants have entered into an agreement under which GTL has agreed to accelerate the vesting and exercisability of the GTL Guarantee Warrants to purchase 4,185,318 shares of GTL common stock at $26.50 per share and the holders have committed to exercise such warrants. GTL also has agreed to register for resale the GTL shares issuable upon exercise of the GTL Guarantee Warrants. In addition, GTL is distributing to the holders of its common stock rights to subscribe for and purchase 1,131,168 shares for a price of $26.50 per share. Loral has agreed to purchase all shares not purchased upon exercise of the rights. Upon the exercise of the GTL Guarantee Warrants and the rights, GTL will receive proceeds of about $140.9 million, which it will use to exercise Globalstar partnership warrants to purchase 5,316,486 Globalstar partnership interests at $26.50 per interest. Globalstar will use such proceeds to continue the design, construction and deployment of the Globalstar System.


     In September 1994, Loral Corporation exchanged the $30 million 14.75% pay-in-kind Subordinated Convertible Debenture due 2004 (the "Debenture") issued in 1989 by K&F Industries, Inc. ("K&F") in connection with the purchase by K&F of certain divisions of Loral Corporation. The Debenture was exchanged for $11.5 million in cash, net of expenses, and 458,994 shares of Class B common stock of K&F representing 22.5% of the outstanding capital stock of K&F. Loral Corporation's interest in K&F was transferred to the Company in connection with the Distribution. Bernard L. Schwartz, Chairman and Chief Executive Officer of the Company, holds approximately 27% of the outstanding shares of capital stock of K&F. In addition, certain executive officers of the Company own rights to purchase approximately 4% of K&F's capital stock.

     The Company from time to time grants options to purchase shares of its Common Stock to employees of K&F. K&F reimburses the Company for the interest cost on the funds it would have had to pay to Loral had it purchased the Loral shares underlying the options granted at the applicable exercise prices.

     Mr. Robert B. Hodes, a Director and a member of the Executive and Audit Committees, is counsel to the law firm of Willkie Farr & Gallagher, which is general counsel to the Company.

     For the nine month period ended December 31, 1996, the Company paid fees and disbursements in the amount of approximately $170,000 for corporate communications consultations to Kekst and Company Incorporated, of which company Mr. Gershon Kekst, a Director and member of the Executive and Compensation Committees, is President and the principal stockholder. Kekst and Company Incorporated continues to render such services to the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1996 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed, except that an initial statement of beneficial ownership on Form 3 was not timely filed by Robert E. Berry and Jeanette H. Clonan.

PROPOSAL 2.  ACTING UPON A PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S
             BYE-LAWS TO AUTHORIZE THE CREATION AND ISSUANCE OF UP TO 20,000,000 SHARES OF 6% SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK.

     The authorized capital stock of the Company consists of (i) 750 million shares of Common Stock, (ii) 150 million shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and
(iii) 750,000 shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). The Board of Directors has approved, subject to shareholder approval, an amendment to the Company's bye-laws to increase the authorized share capital of the Company to provide for the creation and issuance of up to 20,000,000 shares of 6% Series C Convertible Redeemable Preferred Stock

(the "Series C Preferred Stock"). If approved by shareholders, the Series C Preferred Stock would be issued in exchange for outstanding 6% Convertible Preferred Equivalent Obligations due 2006 ("CPEOs") of the Company, in connection with the acquisition by the Company of the minority interest in SS/L not currently held by the Company and for other corporate purposes, as described below under "Background."


     The text of the resolution adopted by the Board of Directors is set forth below.

     RESOLVED that the Board of Directors deems it in the best interests of the Company and declares it advisable that, subject to shareholder approval at the Annual Meeting of Shareholders of the Company on April 30, 1997, the authorized share capital of the Company be increased from $9,007,500 to $9,207,500 to provide for the creation of 20,000,000 shares of 6% Series C Preferred Stock, par value $.01 per share, a Schedule be attached to the Company's Bye-Laws containing the terms and provisions of the Company's 6% Series C Convertible Redeemable Preferred Stock, and a Memorandum of Increase of Share Capital be deposited with the Registrar of Companies of Bermuda reflecting such increase.

     The Board of Directors is submitting the proposal to create the Series C Preferred Stock for shareholder approval because such approval is required by Bermuda law. If the proposal is not approved by the shareholders, it will not be adopted.

BACKGROUND

     On November 6, 1996, the Company completed a private placement of $600 million aggregate principal amount of CPEOs. In addition, on March 31, 1997, the Company issued $92.3 million aggregate principal amount of CPEOs to an SS/L shareholder in exchange for such shareholder's interest in SS/L and has entered into agreements to acquire from the holders thereof the remaining minority interests in SS/L not currently held by the Company for consideration consisting of approximately 8 million shares of Loral Common Stock and approximately $56 million aggregate principal amount of CPEOs.



     The terms of the CPEOs provide that, upon the approval of the creation and the issuance of the Series C Preferred Stock by the Company's shareholders, the CPEOs will be subject to mandatory exchange, in whole and not in part, as soon thereafter as practicable, for shares of Series C Preferred Stock, together with a payment in cash of accrued interest due and payable at the time of such exchange. The CPEOs issued in November 1996 and issued or issuable in connection with the acquisition of the minority interests in SS/L are exchangeable for 12 million and approximately 3 million shares of Series C Preferred Stock, respectively. The economic terms of the Series C Preferred Stock, including the terms relating to dividend payments, optional and mandatory redemption by the Company, optional conversion by the holders and voting rights, are equivalent to the corresponding terms of the CPEOs, and the mandatory exchange of the CPEOs for Series C Preferred Stock that will occur upon shareholder approval of the Series C Preferred Stock will not have a material effect on the holders of the Company's Common Stock.



     The Company also believes that it is desirable to have the flexibility to issue additional shares of Series C Preferred Stock without further shareholder action. The remaining 5,000,000 shares of Series C Preferred Stock that are not being issued in connection with an exchange of CPEOs as described above, may be issued in future transactions, such as financings, strategic alliances, acquisitions and other uses not presently determinable. Although the Company may consider future issuances of Series C Preferred Stock, at the present time, the Company has no plans, arrangements or understandings with respect to the issuance of Series C Preferred Stock other than as described above.


TERMS OF THE SERIES C PREFERRED STOCK
     The following description of the Series C Preferred Stock is qualified in its entirety by reference to the form of Schedule III to the Company's Bye-Laws (the "Series C Schedule") as filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the Company's Form 10-K for the fiscal period ended December 31, 1996.

     Each share of the Preferred Stock will accrue dividends from the date of its initial issuance at the rate of 6% per annum. Dividends will be computed on the basis of a 360-day year of twelve 30-day months and will be payable quarterly in cash in arrears on February 1, May 1, August 1 and November 1 of each year (each a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the initial issue date of the Preferred Stock.

     The Company may elect to defer dividend payments on any Dividend Payment Date. Arrearages of deferred but unpaid dividend accruals ("Dividend Arrearages") will not bear interest, but so long as any Dividend Arrearage remains outstanding, the Company will be prohibited from paying (i) dividends on its Common Stock or (ii) dividends on any other preferred stock (other than pro rata dividends on the Series A Preferred Stock and any other series of preferred stock ranking pari passu with the Preferred Stock (collectively, "Parity Stock")).

     The Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank pari passu with the Company's Series A Preferred Stock and senior to or pari passu with all other series of preferred stock and senior to all Common Stock of the Company.


     Commencing November 5, 1999, the Preferred Stock will be redeemable in cash at any time, in whole or in part, at the election of the Company (the "Optional Redemption"), at a redemption price equal to the percentage of the liquidation preference set forth below plus accrued and unpaid dividends, if any, to the date of redemption (the "Optional Redemption Date"), if redeemed in the 12-month period ending on November 1 of the following years:


                                 YEAR              REDEMPTION PRICE
                            ---------------        ----------------
                            2000                          102%
                            2001                          101%

and thereafter at a redemption price equal to 100% of the liquidation preference, plus accrued and unpaid dividends, if any, to the Optional Redemption Date. The Company will therefore be required to make twelve quarterly dividend payments before being able to redeem any of the Preferred Stock.

     The Preferred Stock is subject to mandatory redemption (the "Mandatory Redemption") by the Company on November 1, 2006 (the "Mandatory Redemption Date"), at a redemption price of 100% of the liquidation preference, plus accrued and unpaid dividends, if any (including all Dividend Arrearages), to the Mandatory Redemption Date. The Company may make payments of the aggregate liquidation preference of the Preferred Stock on the Mandatory Redemption Date:
(i) in cash; (ii) by delivery of Common Stock (based upon 100% of the Average Market Value (as defined in the Series C Schedule)); or (iii) through any combination of the foregoing.

     The Preferred Stock is convertible, in whole or in part, at the option of the holders thereof at any time after 60 days from the initial issue date and prior to the Mandatory Redemption Date (unless earlier redeemed by the Company), initially at the conversion price of $20.00 per share (equivalent to 2.5 shares of Common Stock for each $50.00 liquidation preference of Preferred Stock). Holders will not be entitled to any Dividend Arrearage upon conversion. The Conversion Price is subject to adjustment upon the occurrence of certain dilutive events.

     Except for certain amendments to the Company's Memorandum of Association and as required by law, the holders of the Preferred Stock will not be entitled to any voting rights unless the Company has deferred payments of dividends on the Preferred Stock for an aggregate of six quarterly interest or dividend payments (a "Deferral Trigger Event"). If a Deferral Trigger Event occurs while the Preferred Stock is outstanding, then holders of a majority of the outstanding shares of the Preferred Stock, voting as a class, will be entitled to elect two directors (the "Preferred Stock Directors") to the Board of Directors. The Preferred Stock Directors will promptly resign their offices upon receipt of notice from the Company that all Dividend Arrearages with respect to the Preferred Stocks have been paid.

     The Preferred Stock contains no restrictive covenants.


     The Company has agreed for the benefit of the holders of the Preferred Stock that it will: (i) on or before May 5, 1997, file a shelf registration statement with the Commission with respect to resales of the Preferred Stock and the Common Stock issuable upon conversion thereof; (ii) use its reasonable best efforts to cause such shelf registration statement to be declared effective by the Commission on or before July 4, 1997; and (iii) maintain such shelf registration statement continuously effective under the Securities Act of 1933 until such date as of which neither the Preferred Stock nor the shares of Common Stock issuable upon conversion thereof shall constitute restricted securities pursuant to Rule 144(k) or until all the Preferred Stock and the shares of the Common Stock issuable upon conversion thereof have been sold pursuant to such shelf registration statement. Upon any failure by the Company to comply with its obligations under clauses (i) and (ii) above, additional dividends will be payable on the Preferred Stock.

     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF LORAL VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS OF LORAL.

     The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1997. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its affiliates other than as independent auditors and related activities.

     The financial statements of the Company for the period ended December 31, 1996, and report of the auditors thereon will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 1996, Deloitte & Touche LLP provided services consisting of the audit of the annual financial statements of the Company, consultations with respect to the Company's quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission and other pertinent matters.

     IF THE SHAREHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE MEETING DO NOT RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, THE APPOINTMENT OF INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE BOARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF LORAL VOTE IN FAVOR OF THIS PROPOSAL.

                         LORAL SHAREHOLDERS' PROPOSALS


     Proposals of the Company's shareholders intended to be presented at the 1998 Annual Meeting of the Company must be received by the Company at 600 Third Avenue, New York, New York 10016, Attention: Secretary, no later than December 8, 1997. There are additional requirements regarding proposals of shareholders, and a shareholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

                 OTHER ACTION AT MEETING AND VOTING OF PROXIES

     Management does not know of any matters to come before the Annual Meeting other than those set forth herein. However, the enclosed proxy confers discretionary authority upon the proxy holders named therein to vote and act in accordance with their best judgement with regard to any other matters which should come before the meeting or any adjournment thereof. Upon receipt of such proxy (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, will be voted FOR the election of Directors and FOR any other Proposal.

                                    By Order of the Board of Directors

                                    /s/ ERIC J. ZAHLER

                                    Eric J. Zahler
                                    Secretary


April 7, 1997

                       LORAL SPACE & COMMUNICATIONS LTD.

            PROXY -- ANNUAL MEETING OF SHAREHOLDERS, APRIL 30, 1997

BERNARD L. SCHWARTZ, MICHAEL B. TARGOFF and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of LORAL SPACE & COMMUNICATIONS LTD., to be held in the Third Floor Auditorium, Chase Corporation, 270 Park Avenue, New York, New York, at 2:00 o'clock P.M., on Wednesday, April 30, 1997 and at all adjournments thereof. The Board of Directors Recommends a vote FOR the Following Proposals:

1. ELECTION OF THREE CLASS I DIRECTORS -- Nominees: Class I: H. Gillis, G. Kekst and A. Simon

   [ ] VOTE FOR all nominees except those written below   [ ] WITHHOLD AUTHORITY
   to vote for all nominees

  Instruction: To withhold authority to vote for any nominee write that nominee's name on the line below:

  ------------------------------------------------------------------------------

2. Acting upon a proposal to approve an amendment to the Company's bye-laws to authorize the creation and issuance of up to
   20,000,000 shares of 6% Series C Convertible Redeemable Preferred
   Stock.                            FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

3. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as
   independent auditors for the year ending December 31, 1997.             FOR [
   ]       AGAINST [ ]       ABSTAIN [ ]

4. In their discretion, upon such other matters as may properly come before
   the meeting.                      FOR [ ]       AGAINST [ ]       ABSTAIN [ ]
                          (Continued on reverse side)

                              (Continued from other side)

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED HEREON AND FOR PROPOSALS 2 AND 3.
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

                                    Dated:  , 1997

                                    --------------------------------------------

                                    --------------------------------------------
                                             (Signature of Shareholder)

                                    (Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)

                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                        PROXY IN THE ENVELOPE PROVIDED.

P